EXHIBIT 99




New York, NY, February 4, 2002 - SWWT, Inc. (OTC: SWWT) today announced that on Friday, February 1, 2002, it consummated a business combination with SanVision Technology, Inc., which was effected by the merger of a wholly-owned subsidiary of SWWT with and into SanVision. In connection with the combination, SWWT changed its name to SVT, Inc. SWWT's trading symbol on the OTC Bulletin Board changed today from "SWWT" to "SVTV."

SWWT also announced that in connection with the combination its stockholders approved a one-for-two reverse stock split and a change in the conversion ratio of SWWT's series B preferred stock into common stock from approximately 1-to-100 to approximately 1-to-10. The shares of series B preferred stock were converted automatically into shares of common stock, and the reverse split was effected, immediately prior to the consummation of the combination.

In connection with the combination, each share of SanVision common stock has been converted into the right to receive 0.99228 of a share of SWWT(SVT) common stock. The combined company has approximately 40,905,760 shares of common stock outstanding, on an as-converted and fully-diluted basis, of which the former stockholders of SanVision own approximately 87.5%.

Based in New York, SVT will pursue a strategy of cross-border development, with software developers collaborating between India and the United States on development projects and recruiting initiatives. According to Sanjay Sethi, the Chairman and Chief Executive Officer of the combined company, "the long-awaited completion of the combination of SWWT and SanVision represents an opportunity for the company to increase stockholder value and a springboard for the company's strategic growth. SVT's current client base includes global financial institutions, which will provide an opportunity to expand the business globally."

SVT, the combined entity, has attracted new board members including Jack Kemp of the Republican party and Vince Wasik of MCG Global, LLC. Mr. Kemp served as a congressman and the Secretary of Housing and Urban Development and received the Republican Party's nomination for Vice President in August of 1996. He is co-director of Empower America, a public policy and advocacy organization he co-founded in 1993 with others. He serves as a member of the board of directors of various private sector and non-profit organizations, including Oracle Corporation, IDT Telecom, NFL Charities, Howard University and Habitat for Humanity. In addition to other positions, Mr. Wasik is Chairman of the Board of Directors of United Shipping and Technology (NASDAQ: USHP). According to Mr. Sethi, "the new board, including the addition of Mr. Kemp and Mr. Wasik, should provide strong governance, operations and business development expertise to the company going forward."

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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the


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Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties, including, without limitation, the risks associated with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Those and other risks are described in SWWT's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from SWWT.